FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Bergmark, 713-328-2101

Fax: 713-328-2151

CORE LAB ANNOUNCES CLOSING OF

OVER-ALLOTMENT OPTION ON EXCHANGEABLE NOTES

AMSTERDAM (20 November, 2006) - Core Laboratories N.V. (NYSE:CLB) ("Core Lab") today announced that the initial purchasers of the senior exchangeable notes due 2011 (the "Notes") of Core Lab's U.S.-based wholly owned subsidiary, Core Laboratories LP ("CLLP") notified Core Lab that they have exercised in full their right to purchase an additional $50 million in aggregate principal amount of Notes (the "Additional Notes") to cover over-allotments in the private offering. The closing of the offering of the Additional Notes occurred on 17 November, 2006.

The Additional Notes were offered on the same terms as the initial closing, including increases to the size of the exchangeable note hedge transactions and the separate warrant transaction which effectively increases the exchange price of the Notes from approximately $94.76 under the terms of the Notes to $127.56 per share of Core Lab's Common Shares from the perspective of Core Lab, representing a 75% premium based on the last reported sales price on the New York Stock Exchange of $72.89 per share on 31 October, 2006, the date of pricing. On a consolidated basis, Core Lab will pay approximately $7.0 million in connection with the amendment to the note hedge transactions and the warrant transactions, providing net proceeds to Core Lab on a consolidated basis of approximately $43 million.

Core Lab intends to use the proceeds of the issuance of Additional Notes net of the additional cost of the note hedge transactions for general corporate purposes, including future repurchases of Core Lab's common shares.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the securities Act of 1933 and applicable state securities laws.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings.  This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's actual results may differ materially from those described in these forward-looking statements.  Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company.  Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

# # #